John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP TO PARTICIPATE IN STIFEL NICOLAUS & CO.

BANK & THRIFT CONFERENCE

New York, N.Y., October 28 – Sterling Bancorp (NYSE: STL), the parent company of New York City-based Sterling National Bank, today announced that President John C. Millman will participate in a panel focusing on “Market Share Gainers” at the Stifel Nicolaus & Co. Bank & Thrift Conference, taking place on Tuesday, November 2, 2010 at the Waldorf-Astoria Hotel in New York City.

The Sterling Bancorp session will commence at 1:45 p.m. Eastern Time.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets exceeding $2 billion. Since 1929, Sterling National Bank, the company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling offers clients a full range of depository and cash management services plus a broad portfolio of financing solutions – including working capital lines, accounts receivable and inventory financing, factoring, international trade financing, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages, mortgage warehouse lines and trust and custodial account services.

# # #